EXHIBIT 23.4
Consent of Independent Registered Public Accounting Firm
The Members of the Siemens Corporation Administrative and Investment Committees:
We consent to the incorporation by reference in registration statement on Form S-8 of Siemens Aktiengesellschaft of our report dated June 20, 2008, relating to the individual statements of net assets available for benefits of the Siemens Savings Plan and the Siemens Savings Plan for Union Employees as of December 31, 2007, which report appears in the respective December 31, 2008 annual reports on Form 11-K of the Siemens Savings Plan and the Siemens Savings Plan for Union Employees.
/s/ KPMG LLP
New York, New York
December 3, 2009